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                                                                    EXHIBIT 2.2


                               RESTRUCTURING PLAN

        On June 3, 1997, the Board of Directors of the Company adopted a restructuring plan for the Company consisting of the following:

        o       Business--Divest or dispose of the Company's existing businesses
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                related to the personal computer industry and explore
                opportunities to enter into new businesses and industries.

        o       Senior Secured Debt--Renegotiate the terms of the Company's
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                senior secured loan and the related collateral agreements to extend the term of the loan, reduce the interest rate thereof and provide for later payments of amounts due thereunder and to reduce the senior lender's warrant position in the Company.

        o       Outstanding Unsecured Debt--Pay to unsecured creditors $0.30
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                for each $1.00 of debt.

        o       Outstanding Convertible Preferred Stock--Exchange outstanding
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                shares of the Company's Series B and Series C Preferred Stock,
                each $.01 par value per share, for shares of the Company's common stock, $.01 par value per share, at an exchange price of approximately $0.75 per share.

        o       Additional Capital--Evaluate alternative methods for raising
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                additional funds for the Company.